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Exhibit (d)(2)










                               EPRISE CORPORATION
                   AMENDED AND RESTATED 1997 STOCK OPTION PLAN




                 THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS
                  COVERING SECURITIES THAT HAVE BEEN REGISTERED
                        UNDER THE SECURITIES ACT OF 1933
                    ----------------------------------------



      This prospectus may not be used for reoffers or resales of securities acquired pursuant to the Registration Statement on Form S-8 registering the securities offered by this document by "affiliates" of Eprise Corporation, as "affiliates" is defined in Rule 405 under the Securities Act of 1933. Directors and certain officers may be deemed to be affiliates of the company. This prospectus also may not be used for reoffers or resales of shares of common stock acquired upon exercises of stock options prior to the date of this prospectus. Such persons may resell or reoffer such securities only by means of a separate registration statement or pursuant to an exemption from registration, such as Rule 144 promulgated by the Securities and Exchange Commission under the Securities Act of 1933 or Rule 701 under the Securities Act of 1933, if applicable.

                    -----------------------------------------


                 The date of this document is December 18, 2000.
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                               GENERAL INFORMATION

      Eprise Corporation is a Delaware corporation having its principal executive offices at 200 Crossing Boulevard, Framingham, MA 01702. Its telephone number is (508) 661-5200. Additional information about the Plan and its administrators may be obtained at the offices of the Company and at the telephone number listed above.

      The Eprise Corporation Amended and Restated 1997 Stock Option Plan was adopted by the board of directors of the Company on August 20, 1997, subject to approval by the shareholders. The Plan was ratified and approved by the shareholders of a majority of the Company's outstanding voting stock on November 26, 1997. The Plan will terminate on January 5, 2010. The summary of the Plan which follows does not purport to be complete and is qualified in its entirety by reference to the formal text of the Plan which is attached to this prospectus. Individual participants should also refer to their stock option grant agreement under the Plan, which has been signed by the Company and by each participant, for information as to the number of shares which he or she is eligible to receive, the option exercise price and any vesting restrictions or other conditions or qualifications placed on each stock option.

                               SUMMARY OF THE PLAN

Purpose of the Plan

      The purpose the Plan is to advance the Company's interests by strengthening the Company's ability to attract, retain and motivate key employees, consultants and other individual contributors of or to the Company by providing them with an opportunity to purchase Company stock. The Company intends to accomplish this goal by granting incentive stock options that are available to employees of the Company and non-statutory stock options or nonqualified options that are available to employees, consultants and non-employee directors on the board of directors. Throughout this prospectus, both incentive options and nonqualified options will be collectively referred to as "options."

Eligibility

      Options may be granted to any of the Company's key employees, consultants, or other individual contributors, including members of the board of directors. The Company reserves the right to determine who receives option grants and only Eprise employees will be eligible for grants of incentive options.

Administration; Shares Reserved Under the Plan

     The Plan is administered by the compensation committee of the board of directors, composed of board members Joseph A. Forgione, Alain J. Hanover, and Robert C. Fleming. The Plan may be administered by different committees with respect to different groups of participants. Any "performance-based compensation" options and any option


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grants to executive officers of the Company will be administered by a sub-committee of the compensation committee comprising two or more outside directors of the Company's board. Outside directors are directors who have no other affiliation with the Company (i.e., they are not employees or executive officers of the Company).

     The compensation committee has the authority, subject to the provisions of the Plan, to determine the persons to whom options will be granted, to construe the Plan and the related options and agreements, to prescribe, amend and rescind rules and regulations relating to the Plan, to grant options pursuant to the Plan, to determine option terms and provisions and related agreements, and to make all other determinations that the committee considers necessary for the efficient administration of the Plan.

     There are 4,144,281 shares of the Company's common stock available for issuance under the Plan. Options granted under the Plan that expire or are terminated, forfeited or repurchased will again become available for purposes of the Plan. In addition, shares subject to options under the Company's 1994 Stock Option Plan that expire or are terminated, forfeited or repurchased will become available for grants under this Plan. Moreover, on January 1, 2001 and January 1, 2002, the number of shares available for issuance under the Plan will be automatically increased by an amount equal to the lesser of (a) 5% of the total number of shares of common stock of the Company that are issued and outstanding or held in treasury as of the close of business on December 31 of the preceding year, or (b) 1,372,549 shares.

Terms and Conditions of Options

     The Company must provide each option recipient with a stock option grant agreement. The terms and conditions pertaining to options that must be specified in each stock option grant agreement include the following.

     Price. Each stock option grant agreement must specify the price at which shares of common stock may be purchased upon exercise of options granted under the Plan, as determined by the compensation committee at the time the options are granted.

     Number of Shares. Each stock option grant agreement must specify the number of shares granted to each option recipient. No person may be granted more than 588,235 shares per Plan year (January 5- January 4).

     Exercise of Options. Options may be exercisable in full or in part and in the intervals or installments that the committee determines at the time of the grant. All options granted under the Plan will cease to be exercisable ten (10) years after the date of the grant or five (5) years after the date of grant in the case of incentive options granted to shareholders who own 10% or more of the Company's stock.

     Most options granted under the Plan are "reverse vest" options, exercisable immediately with the stock underlying the option subject to repurchase by the Company


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according to the vesting schedule applicable to such options. See "Repurchase of
Shares by the Company" below.

     Each participant exercising options must deliver written notice of exercise to the person at the Company designated to accept such notices. Each request must specify the number of options being exercised and must be accompanied by payment or irrevocable instructions to a broker to promptly deliver full payment to the Company. Participants must receive permission from the committee to use a broker for exercises of incentive stock options at the time of the grant.

     Payment. Payment must be made in full at the time a participant exercises options or promptly after a participant forwards irrevocable instructions to his or her broker (if the participant is permitted to make payment in this manner). Participants may pay in cash; by check; if permitted by the committee, by delivery and assignment (or, under certain circumstances, by deemed delivery) to the Company of shares of Company common stock that have a fair market value equal to the exercise price (in the case of incentive options, such permission must be granted at the time of the option grant); if permitted by the committee as stated in the stock option grant agreement, by recourse promissory note due and payable not more than five (5) years after the date the option is exercised; or by a combination of any of these methods. The committee may require payment of the option price in cash if it determines that an alternative method of payment is not in the best interest of the Company.

     Withholding Taxes; Delivery of Shares. The Company will not issue shares of stock until the participant has satisfied all applicable federal, state and local income and employment tax withholding obligations. Participants may opt to satisfy tax obligations (i) by a written check to the Company or (ii) if the committee in its sole discretion approves in any specific or general case, through the surrender (by actual or deemed delivery) of shares of common stock which the participant already owns with a fair market value equal to the amount required to be withheld and which, except to the extent otherwise permitted by the committee in any instance, have been owned by the participant for at least six months prior to the date of delivery or deemed delivery of such shares (or such other period as may be required to avoid a charge to the Company's earnings) or were not acquired, directly or indirectly, from the Company, or
(iii) through the surrender of shares of common stock to which the participant is otherwise entitled under the Plan, subject to the discretion of the committee to require payment in cash if it determines that payment by other methods is not in the best interests of the Company. Unless other arrangements are made, the Company will deduct any federal, state or local taxes required by law to be withheld with respect to any shares issued upon exercise of options.

     Non-Transferability. Except as the board may otherwise specify in a non-qualified option grant, only participants may exercise options during their lifetime and participants may not transfer options other than by will or the laws of descent or distribution. Generally, participants may transfer unvested shares acquired by exercise of options to


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certain relatives, but the shares will remain subject to the Company's right to repurchase as long as they remain unvested. See "Repurchase of Shares by the Company" below.

     Termination of Options. Unless otherwise provided in the applicable stock option grant agreement in the discretion of the compensation committee, options will terminate and may only be exercised in accordance with the following provisions if a participant ceases to render continuous service to the Company:

      (a) typically, if a participant ceases to render service for any reason other than death or disability, that participant may, at any time within a period of three (3) months after the date of such cessation of service, exercise the option to the extent that the option was exercisable on the date of such cessation;

      (b) if a participant ceases to render service because of disability, that participant may, at any time within a period of one (1) year after the date of such cessation of service, exercise the option to the extent that the option was exercisable on the date of such cessation; and

      (c) if a participant ceases to render service because of death, the option, to the extent that the participant was entitled to exercise it on the date of his or her death, may be exercised within one (1) year after his or her death by the person(s) designated by will or to whom the options will pass through the laws of descent or distribution.

An option may only be exercised before the date of its expiration and only by the terms stated in the stock option grant agreement. Notwithstanding the preceding sentence, the committee has full power and authority to extend the period of time for which a nonqualified option (but not an incentive option) remains exercisable following termination of a participant's service provided that in no event shall the option be exercisable later than the date of expiration of the term of the option as set forth in the stock option grant agreement.

     If a participant's employment is terminated for "misconduct" (as defined in the plan), any options that are exercisable in installments will terminate on the date of the termination of employment with respect to any shares that became exercisable during the period commencing on the date six months prior to the date when such misconduct is determined by the board to have commenced or occurred and options that are fully exercisable upon grant, subject to the Company's right to repurchase unvested option shares, will terminate on the date of the termination of employment. Moreover, the Company has the right, but not the obligation, to repurchase any option shares that the participant purchased within six months prior to the date on which the misconduct is determined to have occurred.

     Automatic Exercise. Generally, unless provided otherwise in the applicable stock option grant agreement, each option granted on or after the effective date of the Plan will


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be exercised in full on the last day the option is exercisable if such option would have a before-tax net value of at least $200,000 to the holder upon exercise on such date. Such a deemed exercise will be subject to payment in full of the exercise price (and all applicable withholding taxes) by any of the methods permitted pursuant to the stock option grant agreement, but subject to the discretion of the committee to require payment in cash if it determines that payment by other methods is not in the best interests of the Company.

     Repurchase of Shares by the Company. Some of the options granted under the Plan are so-called reverse vest options. These options are exercisable immediately, but all unvested shares are subject to the Company's right (but not obligation) to repurchase. The right to repurchase generally lapses in equal annual installments over a four year period from the date of option grant (according to the applicable vesting schedule). Each share acquired upon exercise of an option that is unvested at the time that the participant's service to the Company ceases for whatever reason, with or without cause, will be subject to repurchase by the Company at the repurchase price stated in the applicable stock option grant agreement, generally the exercise price of the applicable option.

     Transferability of Unvested Shares. Participants may not transfer unvested shares except upon the death of a participant by will or the laws of intestate succession; to the Company in pledge as security for any purchase-money indebtedness; or to certain family members.

     Rights as Shareholder. As an option holder under the Plan, a participant has no rights as a shareholder of the Company until his or her options are exercised (in part or in full) and a stock certificate is issued in his or her name for the exercised shares.

     Confidentiality Agreements. As a condition of receiving an option grant, participants must first sign the Company's standard form of agreement, if any, relating to nondisclosure of confidential information, assignment of inventions and related matters.

Restrictions on Incentive Options

      Plan participants may not be granted incentive options in excess of $100,000 in value. If an incentive option exceeding the $100,000 limitation is granted, the portion of the option that is exercisable for shares in excess of the $100,000 limitation will be treated as a nonqualified option. In the event that the participant is eligible to participate in any other stock incentive plans of the Company, the annual limitation will apply to the aggregate number of option grants under all plans.

     Any holder of 10% or more of the Company's stock (as determined under relevant provisions of the Internal Revenue Code) granted an incentive option under the Plan is also subject to the following provisions in his or her stock option grant agreement:

           (i) The exercise price per share will not be less than 110% of the fair market value of each share on the date of grant; and


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           (ii) The option will terminate within five (5) years of the date of grant.

Suspension of Rights Prior to a Dissolution, Reorganization

      Upon the dissolution, liquidation, merger, consolidation or reorganization of the Company in which the Company will not be the surviving entity, or the sale or exchange of substantially all of the Company's common stock or all or substantially all of the assets of the Company, the board or the compensation committee may decide to terminate each outstanding option as of the date of such an event. If the board or the committee so decides, each option will terminate as of the effective date of the event, but the board or the committee will suspend the exercise of all outstanding options a reasonable time prior to the event, giving each person affected at least fourteen days written notice of the date of suspension. In such context the board may, but need not, determine to accelerate the vesting of certain or all options. Whether or not acceleration of vesting is provided, each affected person may then purchase in whole or in part the shares available to her or him as of the date of the triggering event. If the event triggering the termination is not consummated, the suspension will be lifted and all options will continue in full force and effect, subject to the terms of the applicable stock option grant agreements.

Change in Control

      The Plan defines a "change in control" as the (i) acquisition by an individual, entity or group of 35% or more of the Company's outstanding shares of common stock or the combined voting power of the voting securities entitled to vote in the election of the directors, (ii) a greater than one-third change in the composition of the Company's board of directors over a period of 24 months (if such change was not approved by a majority of the existing directors), (iii) a merger or consolidation of the Company with or into another business entity unless, following such merger or consolidation, more than 60% of the outstanding voting securities of the surviving entity are owned by shareholders of the Company, (iv) a dissolution of the Company or (v) a sale of all or substantially all of the Company's assets. A change in control does not occur upon the mere reincorporation of the Company in another state.

      Unless otherwise expressly provided in the applicable stock option grant agreement, upon a change in control, the Company's board or the board of directors of any entity assuming the obligations of the Company may (i) make appropriate provision for the continuation of options by substituting new options or securities on an equitable basis for the options granted under the current Plan, (ii) provide, upon written notice to the participants, that all options must be exercised, to the extent then exercisable or to be exercisable as a result of the change in control, within a specific period of time before the change of control, after which the options will terminate, or (iii) terminate all options in exchange for a cash payment equal to the excess of the fair market value of the shares issuable upon exercise of such options (to the extent then exercisable or to be exercisable as a result of the change in control) over the exercise price.


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      Upon a change in control, the Company's successor will assume the
Company's repurchase and other rights under the Plan.

      Upon a change in control, any options granted pursuant to the Plan that are exercisable in installments will accelerate so that the option installment that would otherwise become exercisable on the next regularly scheduled vesting date will become immediately exercisable upon the change in control. In this event, any election by the board or any assumption of options will reflect this accelerated vesting. Similarly, with respect to reverse vest options, the underlying shares of which are subject to repurchase by the Company, such repurchase schedule will accelerate accordingly. The board may, in its discretion, provide acceleration or other rights in addition to those provided above.

Amendment and Termination of the Plan

     The board of directors may at any time amend or terminate the Plan. Such amendment or termination, however, may not affect previously granted options nor may the board, without approval of the affected participant, make any change in an option already granted that would adversely affect the rights of any participant.

      Amendments will require shareholder approval to the extent necessary to comply with Rule 16b-3 under the Securities Exchange Act of 1934 or Section 422 of the Internal Revenue Code of 1986, as amended.

Federal Income Tax Considerations

      Introduction. At the compensation committee's discretion, options may be made exercisable immediately after grant, but the shares issuable upon exercise of such options are then subject to repurchase by the Company for so long as they remain unvested (a so-called reverse-vest option). See "Repurchase of Shares by the Company" above. Alternatively, options may be issued that become exercisable only through continued service by the optionee for the Company for a length of time prescribed by the compensation committee (a so-called forward-vest option). As described below, there may be significant differences in the federal income tax results of forward-vest options compared to reverse-vest options. There are also significant differences in the federal income tax treatment of incentive options compared to non-qualified options.

      Treatment of Incentive Options. Incentive options granted under the Plan are "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and the terms of the Plan and the options granted under the Plan will be construed accordingly.

      Special Tax Benefits of Incentive Options. Persons receiving incentive option grants under the Plan will not recognize compensation income for ordinary federal income tax purposes either on the date the incentive option is granted or on the date the incentive


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option is exercised. Except as described below, Plan participants must recognize income as capital gain for federal income tax purposes on the date they sell the shares acquired upon the exercise of incentive options in an amount equal to the excess, if any, of the amount received from the sale of the shares over the amount paid for the shares. As of the date of this prospectus, the maximum rate of federal income tax on compensation income is 39.6% and the maximum tax rate on this type of capital gain income is 20%.

      Effect of a Disqualifying Disposition of Incentive Option Stock. The tax benefits of exercising an incentive option will end if the participant disposes of his or her incentive option shares either (a) less than two years after the initial grant of the option or (b) less than one year after exercise of the option. Upon making such a "disqualifying disposition," the participant will be subject to tax on compensation income in an amount equal to the excess (if any) of the LESSER OF the fair market value of the shares (i) on the date of the incentive option exercise or (ii) on the date of the disqualifying disposition over the option exercise price of the shares. If a participant is still employed by the Company when he or she makes a disqualifying disposition of incentive option shares, the Company must withhold all applicable income and other withholding taxes due on the resulting compensation income from other compensation payable to the participant and must report the compensation income to the applicable taxing authorities.

      If the participant realizes any gain from a disqualifying disposition of incentive option shares in excess of the amount that is treated as compensation income (taxed at ordinary rates), the excess is taxed as capital gain income. (It will be taxed at the special long-term rate of 20% ONLY if the disqualifying disposition takes place more than one year after the exercise of the option.)

      Certain types of transfers are not treated as disqualifying dispositions of incentive option stock. For example, exceptions apply to transfers due to the participant's death or divorce or in a tax-free exchange upon the sale of the Company.

      See "Special Considerations for Reverse-Vest Incentive Options" below for further information on the effects of a disqualifying disposition of reverse-vest incentive option shares.

      Alternative Minimum Tax Risk from Incentive Options. Although no ordinary income taxes are due upon a participant's exercise of an incentive option, regardless of any difference between the exercise price of the option and the fair market value of the common stock (the spread) at the time of the exercise, the participant will be responsible for payment of any alternative minimum tax
(AMT) due upon exercise based upon the spread. As of the date of this prospectus, the maximum rate of AMT is 28%. For purposes of the AMT only, the spread amount will be added to the option price in calculating the participant's basis in the stock and thus determining the participant's AMT gain or loss on the ultimate sale of the participant's incentive stock option shares. A credit for any net AMT paid by a participant on exercise may be available to offset at least a portion of the participant's regular income tax in subsequent years, including any tax on


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the income resulting from a sale of the participant's incentive option shares.
The AMT rules are very complicated, but will generally have the greatest effect on persons whose gain from exercise of incentive options in a given year is large compared to their other income (e.g., salary and bonus) for the year.

      Participants who exercise forward-vest incentive options must determine their AMT (if any) on the spread amount on the option exercise date. Participants who exercise reverse-vest incentive options must also determine their AMT (if any) at the time of exercise with respect to all vested shares purchased, but will have a choice (as described below) as to the time that any AMT is determined with respect to any unvested shares purchased.

      Special Considerations for Reverse-Vest Incentive Options. Under Section 83 of the Code, participants are only obligated to pay AMT with respect to reverse-vest incentive option shares as they vest. (This is the time at which they cease to be subject to a right of repurchase by the Company at the participant's original exercise price upon termination of the participant's employment.) However, participants who exercise reverse-vest incentive options should consider making an election (a Section 83(b) Election) to pay in the year of exercise the full amount of AMT due, if any, with respect to the reverse-vest incentive options they exercise. If a participant exercises his or her reverse-vest options shortly after grant, the AMT is likely to be small or even zero, and therefore the participant's Section 83(b) Election will cost the participant little or nothing in taxes.

      On the other hand, if a participant does not make a Section 83(b) Election and pay any applicable AMT up front, the participant must pay any AMT due as each installment of shares purchased under the option becomes vested. If a participant believes that the price of the Company's stock is likely to rise, then the participant should consider paying the full AMT upon exercise, when the spread is smaller.

      A SECTION 83(b) ELECTION MUST BE FILED WITH THE INTERNAL REVENUE SERVICE WITHIN THIRTY DAYS AFTER THE INCENTIVE OPTION IS EXERCISED. A COPY OF THE ELECTION MUST ALSO BE SENT TO THE COMPANY.

      The fair market value of any participant's incentive option shares, as determined by the Company, may be subject to recalculation by the IRS. If the IRS were to recalculate the fair market value of the shares, the fact that a participant made the Section 83(b) Election would fix his or her AMT tax liability at the difference between the amount he or she paid for the shares and the amount the IRS determines was the fair market value of the shares on the date he or she purchased them (i.e., the spread at exercise, as recalculated by the IRS). If a participant does not make a Section 83(b) Election, even if he or she has in fact paid fair market value for the shares the participant's exposure to AMT will be determined by the difference between the amount he or she paid for the shares and their fair market value on the date(s) they vest (i.e., the spread at vesting).


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      Although the Section 83(b) Election form that the Company provides to participants upon request indicates that it is intended to be effective both for purposes of AMT and ordinary income tax, the Internal Revenue Service has stated its belief that the holder of an incentive option who receives restricted stock subject to buy-back upon exercise of the option (that is, reverse-vest option stock) cannot make a Section 83(b) Election with respect to ordinary income on the option stock. There is therefore a risk that if a participant exercises his or her reverse-vest incentive option prior to vesting and later disqualifies the vested portion as an incentive option (because he or she sells the stock purchased under the option either (a) less than two years after the initial grant of the option or (b) less than one year after the exercise of the option), the IRS will disregard the Section 83(b) Election as it relates to the participant's ordinary income on the disqualified portion and tax the participant on the difference between the exercise price of such portion and the fair market value of the participant's incentive option stock at the time that it vested.

      At this time, the Company can provide no assurances as to how the Internal Revenue Service or the courts will choose to treat a disqualifying disposition of a reverse-vest incentive option. Participants should be aware that a disqualification of only a portion of an option by, for example, selling the first vested installment one year after grant but not disposing of the remainder of the option shares (because these shares remain subject to the Company's repurchase right), will not disqualify the entire option. Accordingly, a participant's risk of incurring additional ordinary income tax upon making a disqualifying disposition of any reverse-vest incentive option shares will apply only to the first vested 25 percent of the shares (if the participant exercises the option by the first anniversary of the date of grant).

      To avoid even this risk, a participant should either be scrupulous about holding his or her first vested installment of reverse-vest incentive option stock long enough to avoid losing incentive option treatment for it or, if the participant believes that he or she may wish to sell his or her stock before the end of the statutory holding periods, the participant should consider asking the Company to modify his or her option agreement to turn the incentive option into a non-qualified option before the participant exercises it. If the option were to be turned from an incentive option into a non-qualified option and the participant were to make a Section 83(b) Election, he or she would then be responsible for paying ordinary income tax at the time of exercise of the option based on the spread amount at the time of exercise with respect to the shares that the participant purchases.

      Tax Effects of Incentive Options on the Company. Although the Company is not ordinarily entitled to a federal income tax deduction upon the grant or exercise of incentive options under the Plan or upon the sale of shares acquired, the Company is entitled to take a deduction in the Company's tax year in which any disqualifying disposition occurs. The deduction is equal to the compensation income realized by the person making such disposition.


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      Participants Should Consult Their Own Tax Advisors. The Company will not recommend any particular course of action to participants and urges participants who wish advice on making a Section 83(b) Election, paying AMT or disqualifying their reverse-vest incentive options to consult their own tax advisors.

      Treatment of Non-Qualified Options. Nonqualified options granted under the Plan are not intended to be "incentive stock options" within the meaning of
Section 422 of the Code, and the terms of the Plan and the options granted under the Plan will be construed accordingly.

      Under current law, participants do not recognize income upon the grant of non-qualified options under the Plan. Whether income must be recognized upon exercise of a non-qualified option depends on whether the option is a reverse-vest option or a forward-vest option, and in the case of reverse-vest options, it also depends on whether (and to the extent that) the shares issued upon exercise are vested.

      If the option is a forward-vest option or if reverse-vest option shares are vested when the option is exercised, then the participant is required to recognize compensation that is taxable as ordinary income in an amount equal to the excess of the fair market value of the vested shares on the exercise date over the option exercise price of those shares. The Company is entitled to a corresponding deduction.

      To the extent that shares issued upon exercise of a reverse-vest non-qualified option are not then vested, the participant will not recognize income upon exercise, but must recognize compensation income when the shares vest, in an amount equal to the excess (if any) of the fair market value of the shares on the vesting date over the option exercise price of the vested shares. The Company's tax deduction will also be postponed until the participant recognizes the compensation income, and then will be equal in amount to the compensation recognized.

      However, upon exercise of a non-qualified option that results in the issuance of unvested shares, a participant may elect to be taxed immediately as if the shares were vested -- that is, the participant will recognize taxable compensation income in an amount equal to the excess of the fair market value of the shares on the exercise date over the option exercise price of such shares, and the Company will get a corresponding tax deduction. SUCH AN ELECTION MUST BE MADE WITHIN THIRTY DAYS AFTER THE SHARES ARE ISSUED UPON EXERCISE OF THE NON-QUALIFIED OPTION BY FILING A FORM (A SO-CALLED SECTION 83(b) ELECTION) WITH THE INTERNAL REVENUE SERVICE, AND BY SENDING A COPY OF THE ELECTION TO THE COMPANY.

      If a participant makes a timely Section 83(b) Election, then any subsequent gain or loss upon disposition of the non-qualified option shares will be a capital gain or loss, measured by the difference (if any) between the price received by the participant upon disposition of the shares and the value of the shares on the option exercise date (which is the participant's federal tax basis in the shares). However, if a Section 83(b) Election is made with respect to unvested non-qualified option shares and the shares are later forfeited (that is, repurchased by the Company at the option exercise price) because the participant does not satisfy the vesting service conditions for the shares specified in his or her non-qualified option grant, the participant will not receive a refund of any tax paid as a result of making this
Section 83(b) Election and will not be able to claim any capital loss with respect to any taxable compensation income recognized as a result of making the election.

      The Company must withhold all applicable income and other withholding taxes due on the compensation income resulting from exercise of non-qualified options by employees and must report any compensation income to the applicable taxing authorities. The Plan therefore provides that in addition to paying the option exercise price for all shares purchased pursuant to a non-qualified option, each employee exercising a non-qualified option must remit to the Company all applicable withholding taxes due with respect to the compensation income realized on the purchased shares, at the time such income is recognized. Thus, if an employee receives vested shares upon exercise of a non-qualified option or makes a Section 83(b) Election with respect to any unvested shares received, the employee must remit the applicable withholding taxes to the Company at the time of exercising the option or making the Section 83(b) Election. If the employee receives unvested shares upon exercise of a non-qualified option and makes no timely Section 83(b) Election, then the employee must remit the applicable withholding taxes to the Company as the unvested shares become vested. The Plan further provides that, to the extent possible, each employee participant is to satisfy such withholding obligations by delivering to the Company, or by having the Company withhold, vested and unrestricted shares in the Company's common stock.

      Each non-employee participant who exercises a non-qualified option will be responsible for filing and paying his or her own estimated tax and self-employment tax due with respect to the compensation income realized on the purchased shares, at the time such income is recognized. The Company must report the compensation income recognized by non-employee participants upon exercise of an option under the Plan or the subsequent vesting of option shares, but does not withhold any taxes with respect to such income.

      Once a participant recognizes any compensation income required upon exercise of a non-qualified option or upon the vesting of the non-qualified option shares, for purposes of determining gain or loss upon the later sale of the shares the participant will obtain a basis in the shares equal to the fair market value of the shares at the time the compensation income was recognized: that is, at the time the option was exercised if the shares were vested or if a
Section 83(b) Election was made, or otherwise at the time the shares vested. Stated another way, the participant's basis will be equal to the sum of the option exercise price plus the amount of compensation income recognized by the participant. Thus, when the shares are later sold, the participant will realize income as capital gain or loss for federal income tax purposes equal to the difference (if any) between the amount received from the sale of the shares compared to the participant's basis in the shares.

      As of the date of this prospectus, the maximum rate of federal income tax on compensation income is 39.6% and the maximum rate on capital gain income from the sale of stock held for more than one year is 20%.

      Income Tax Effects Of Transferring Non-Qualified Options By Gift. Options granted under the Plan ordinarily are not transferable except as the result of the participant's death. However, the compensation committee has discretion under the Plan when granting non-qualified options to permit the optionee to transfer his or her options by gift to or for the benefit of one or more family members. However, even if such a gift transfer is made, the optionee will remain liable for all applicable income and withholding taxes that result from exercise of the option by any transferees. Moreover, if a transferred non-qualified option is a reverse-vest option and the transferee receives any unvested shares upon exercise, the decision whether or not to file a Section 83(b) Election, and the responsibility for filing it, remains with the Plan participant who received and transferred the option and who will be liable for the payment of any resulting income and FICA taxes. However, any gain or loss realized upon the subsequent sale of any non-qualified option shares received upon exercise of a transferred option will be a capital gain or loss of the gift-recipient who actually exercised the option, who will have a basis equal to the option exercise price plus the amount of any income recognized by the participant (that is, the same basis that the participant would have had if he or she had not given away the option). Any such capital gain will be taxed at the maximum rate of 20% only if the person who exercised the option holds the shares for more than one year before their subsequent sale. See also "Federal Gift and Estate Tax Aspects" below.

      Plan Not Subject to ERISA. The Plan is not qualified under Section 401 of the Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

      Participants Should Consult Their Own Tax Advisors. The foregoing summary of the effects of federal income taxation on option holders and the Company with respect to awards under the Plan does not purport to be complete, and reference should be made to the applicable provisions of the Code and the regulations thereunder. In addition, this summary does not discuss the provisions of the income tax laws of any municipality, state or foreign country in which the option holder may reside or the Company may be subject to taxation. For precise advice as to specific transactions, participants should consult their tax advisors.

Federal Gift and Estate Tax Aspects

     In case of a transfer of a non-qualified stock option by gift, under the Internal Revenue Service's current interpretation of the law, the transferor will have made a completed gift (or gifts) for gift tax purposes only at the time (or times) that the option (or each portion of it) becomes exercisable. The value of the option (or a portion thereof) for gift tax purposes at the time it becomes exercisable is its economic value and generally will be some positive number even if the option is "under water" at the time it becomes a completed gift.

     Taxpayers who utilize the valuation methodology for options set forth in Internal Revenue Service Revenue Procedure 98-34, 1998-18 IRB 15 ("Rev. Proc. 98-34") will be deemed to have properly valued a gratuitously transferred option for gift tax purposes. Pursuant to Rev. Proc. 98-34, a generally recognized option pricing model must be used that takes into account, as of the gift valuation date, the following factors: (a) the exercise price of the option; (b) the expected life of the option; (c) the current trading price of the underlying stock; (d) the expected volatility of the underlying stock; (e) the expected dividends on the underlying stock; and (f) the risk-free interest rate over the remaining option term. Rev. Proc. 98-34 expressly permits use of the Black-Scholes option pricing model, but also permits taxpayers to select any other model that appropriately takes into account the six factors listed above. In determining each of these factors for purposes of valuing an option, Rev. Proc. 98-34 requires use of applicable information disclosed by the Company in its financial statements prepared pursuant to FAS 123. Finally, Rev. Proc. 98-34 may only be relied upon as a safe harbor for valuing a stock option if no discount is applied to the valuation produced by the option pricing model. For example, no discount may be taken due to lack of general transferability of the option or due to the termination of the option within a specified number of days following termination of the participant's employment.

     A gift of an option will be eligible for the $10,000 annual exemption for gifts of present interests at each time that the gift is "completed" for gift tax purposes (i.e., as it or portions of it become exercisable each year).

     Any income tax paid upon exercise of the option by the transferor who transferred the option will not be treated as an additional gift to the recipient family members, and therefore will not subject the transferor to any additional gift tax liability.

     Any additional appreciation in the economic value of the option once the transfer becomes a completed gift for gift tax purposes, and the value of the shares received upon exercise of the transferred option by the recipient family members, are not included in the transferor's taxable estate.

      Recipients of transferable non-qualified stock option grants are urged to contact their own professional tax advisors for advice concerning the potential tax consequences of any contemplated transfer of the non-qualified stock option.

Additional Information About Underlying Common Stock

      The Board of Directors of Eprise Corporation adopted a Stockholder Rights Agreement dated as of December 18, 2000 (the "Rights Agreement"), between the Company and Fleet Bank N.A. c/o EquiServe, L.P. (the "Rights Agent") pursuant to which the Board of Directors of the Company authorized and declared a dividend of one Right for each share of the Company's Common Stock outstanding at the close of business on the Record Date and authorized and directed the issuance of one Right with respect to each share of Common Stock that subsequently becomes outstanding (the "Common Shares"). Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of the Company's Series A Junior Participating Preferred Stock (the "Preferred Shares") at an initial exercise price of $21.00 per one-hundredth of a Preferred Share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in the Rights Agreement.

      Detachment and Transfer of Rights. Initially, the Rights will be evidenced by the stock certificates representing Common Shares then outstanding, and no separate Rights Certificates will be distributed. Until the earlier to occur of
(i) 10 business days after a public announcement that a person or group of affiliated or associated persons, has become an "Acquiring Person" (as such term is defined in the Rights Agreement) or (ii) 10 business days (or such later date as the Board may determine) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer which would result in the beneficial ownership by an Acquiring Person of 15% or more of the outstanding Common Shares (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Common Share certificates outstanding as of the Record Date, by such Common Share certificate. In general, an "Acquiring Person" is a person, the affiliates or associates of such person, or a group, which has acquired beneficial ownership of 15% or more of the outstanding Common Shares, with certain exceptions as set forth in the Rights Agreement.

      The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferable with and only with the Common Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Share certificates issued after the Record Date upon transfer or new issuance of Common Shares will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights) the surrender or transfer of any certificates for Common Shares outstanding as of the Record Date, even without such notation or a copy of this Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Rights Certificates alone will evidence the Rights.

      Exercisability of Rights. The Rights are not exercisable until the Distribution Date. The Rights will expire on December 18, 2010 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case as described below. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

      The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable or payable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution in the event the Company has (A) declared a dividend on the Preferred Shares payable in Preferred Shares, (B) subdivided the outstanding Preferred Shares, (C) combined the outstanding Preferred Shares into a smaller number of Preferred Shares or (D) issued any shares of its capital stock in a reclassification of the Preferred Shares (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation). The number of outstanding Rights and the number of Preferred Shares issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Shares or a stock dividend on the Common Shares payable in Common Shares, or subdivisions, consolidations or combinations of the Common Shares occurring, in any such case, prior to the Distribution Date. With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Preferred Shares will be issued and in lieu thereof, an adjustment in cash will be made based on the market price of the Common Shares on the last trading day prior to the date of exercise.

      Trigger of Flip-In and Flip-Over Rights. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person or any affiliate or associate thereof (which will thereafter be void), will thereafter have the right to receive upon exercise that number of Common Shares having a market value of two times the exercise price of the Right. This right will commence on the later of (A) the expiration of the Company's redemption rights, (B) the date of public announcement that a person has become an Acquiring Person, or (C) the effective date of a registration statement relating to distribution of the rights, and shall terminate 60 days later (subject to extension if exercise of the rights is enjoined).

      If the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold to an Acquiring Person, its affiliates or associates, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise of such Right at the then-current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

      For example, at an exercise price of $20.00 per Right, each Right not owned by an Acquiring Person (or by certain related parties), following an event described in the preceding paragraph, would entitle its holder to purchase $40.00 worth of Common Stock (or other consideration, as described in the Rights Agreement) for $20.00. Assuming that the Common Stock had a per share value of $4.00 at such time, the holder of each valid Right would be entitled to purchase 10 shares of common stock for $20.00.

      Redemption and Exchange of Rights. At any time prior to the earliest of
(i) the close of business on the tenth day following the first public announcement that a person has become an Acquiring Person, or (ii) the Final Expiration Date, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). In addition, in certain circumstances involving a merger, consolidation, asset sale or similar transfer of assets or earning power of the Company, the Board may redeem the Rights in whole, but not in part, at any time after the tenth day following the first public announcement that a person has become an Acquiring Person, but before the consummation of any such transaction. In general, the redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

      At any time after any Person becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding Common Shares, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one Common Share, or, under circumstances set forth in the Rights Agreement, cash, property or other securities of the Company, per Right (with value equal to such Common Shares).

      Amendment of Rights. The terms of the Rights generally may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, except that from and after the Distribution Date no such amendment may adversely affect the interests of the holders of the Rights (excluding the interest of any Acquiring Person).

      Certain Anti-Takeover Effects. The Rights have certain anti-takeover effects, and are designed to prevent a raider from using coercive tactics to deprive the Company's Board of Directors and stockholders of the opportunity to determine the Company's destiny by forcing the raider to negotiate with the Company's Board. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company's Board of Directors. The Rights should not interfere with any merger or other business combination approved by the Board of Directors since the Rights may be amended to permit such acquisition or redeemed by the Company as described above. The Rights Agreement does not inhibit any stockholder from using the proxy mechanism to promote a change in the management or direction of the Company. While the Board of Directors is not aware of any effort to acquire control of the Company, it believes that the Rights Agreement represents a sound and reasonable means of safeguarding the investment of stockholders in the Company.

      Additional Information. A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to a Current Report on Form 8-K dated December 19, 2000. A copy of the Rights Agreement is available from the Company by writing to: Chief Financial Officer, Eprise Corporation, 200 Crossing

Boulevard, Framingham, MA 01702. This summary description of the Rights is not intended to be complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated herein by reference.

                                COMPANY DOCUMENTS

     A participant in the Plan may obtain, without charge, upon written or oral request, a copy of each of the following documents incorporated by reference in
Item 3 of Part II of the registration statement covering the securities offered by this document: (i) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000 (in each case without exhibits); and (ii) all reports and other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered by this document have been sold or which deregisters all shares of Common Stock then remaining unsold. All of these documents are incorporated by reference into the Section 10(a) prospectus of which this document constitutes a part.

      Also available to participants, without charge, upon written or oral request, are copies of other documents required to be delivered to employees pursuant to Rule 428(b) of the Securities Act of 1933.

      Requests for any of the above documents should be directed to Milton A. Alpern, Vice President, Finance, Eprise Corporation, 200 Crossing Boulevard, Framingham, MA 01702. The Company's telephone number is (508) 661-5200.